UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2009

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

0-27148

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01             REGULATION FD DISCLOSURE

Einstein Noah Restaurant Group, Inc. (the “Company”) will make a presentation at the Cowen Investor Conference on Monday, January 12, 2009 at 3 pm EST.  The slides are available on our website at: www.einsteinnoah.com/index.cfm?fuseaction=financialsMedia.content&content_id=20.

The following statements will be made public as part of the presentation:

As of the end of 2008, the Company had the following number of restaurants:

	Einstein	Noah’s
	Bros.	New York	Manhattan
	Bagels	Bagels	Bagel
Restaurants
Company-owned	347	77	1
Franchised	2	0	69
Licensed	147	5	0
Total	496	82	70

The Company’s estimates for 2009 restaurant upgrades are as follows:

•      Capital cost is approximately $80,000

•      Sales increase is approximately $46,000 per year, or a 5% sales growth

•      Profit from operations increase is approximately $28,000 per year

•      Cash on cash return is approximately 34% per year

•      Internal rate of return is approximately 21%

Restaurant expansion overview for 2009:

•      We plan to open 6 – 8 new restaurants

•      Upgrade 45 additional restaurants

•      Open 30 – 35 license restaurants

•      Open 6 – 8 franchise restaurants

•      The Company is targeting for 50% of their total restaurants to be franchise and license locations by 2012, providing approximately $8.0 million in incremental annual cash flow.

As of December 30, 2008, the Company had locked in over 90% of all major agricultural commodities for 2009 at virtually flat prices compared to 2008.

The following table is a breakdown of our average unit volume for the last twelve months through September 30, 2008:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: January 12, 2009	/s/ Richard P. Dutkiewicz
Richard P. Dutkiewicz
Chief Financial Officer